Registration No. 333--_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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ROFIN-SINAR TECHNOLOGIES INC.
(Exact name of Registrant as specified in its charter)

Delaware	38-3306461
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

40984 Concept Drive, Plymouth, MI	48170
(Address of principal executive offices)	(Zip Code)

Rofin-Sinar Technologies Inc. 2015 Incentive Stock Plan
(Full title of the plans)

Cindy Denis
Rofin-Sinar Technologies Inc.
40984 Concept Drive, Plymouth, MI 48170
(Name and address of agent for service)

(734) 455-5400
Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer", "accelerated filer" and "Smaller Reporting Company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X] Accelerated filer  [  ] Non-accelerated filer   [   ] Smaller reporting company [   ]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	1,800,000 Shares	$28.97	$52,146,000	$6,060

(1)    In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares that may be offered or issued to adjust for an increase in the number of issued shares by reason of any stock dividend, stock split, recapitalization or other general distribution of common stock or other securities to holders of common stock.

(2)    Estimated pursuant to Rule 457(h) and (c) solely for purposes of calculating the registration fee, based upon the weighted average of the high and low prices of Rofin-Sinar Technologies Inc. Common Stock reported on the NASDAQ Global Select Market on June 22, 2015.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.        Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*

*As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Rofin-Sinar Technologies Inc. (the "Company") incorporates by reference in this registration statement the following documents previously filed with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

(a)	The Company's annual report on Form 10-K for the year ended September 30, 2014.

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

(c)
The description of Common Stock contained or incorporated in the registration statements filed by the Company under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part of this registration statement from the date of filing of such documents.

Any statements contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.
As permitted by the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.
As permitted by the Delaware General Corporation Law, the Company’s by-laws provide that (1) it is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions, (2) the Company is required to advance expenses to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law upon receipt of an undertaking by or on behalf of the director or officer to repay the expenses if it is ultimately determined that the director or officer is not entitled to be indemnified, and (3) the rights conferred in the Company’s by-laws are not exclusive.

Item 7.    Exemption from Registration Claimed.
Not Applicable

Item 8.    Exhibits.
The following exhibits are filed with this registration statement:

Exhibit Number	Exhibit
4.1
Certificate of Incorporation of the Company and Form of Certificate of Amendment thereto (incorporated by reference to the exhibits filed with the Company’s Registration Statement on Form S-1, File No. 333-09539, which was declared effective on September 25, 1996)

4.2
By-Laws of the Company, As Amended Through November 29, 2011 (incorporated by reference to the exhibits filed with the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 29, 2011.)

4.3
Specimen Common Stock Certificate (incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-1, File No. 333-09539, which was declared effective on September 25, 1996).

4.4	2015 Incentive Stock Plan
4.5	Form of Non-Qualified Stock Option Agreement under the 2015 Incentive Stock Plan
4.6	Form of Incentive Stock Option Agreement under the 2015 Incentive Stock Plan
5	Opinion of Counsel, Dickinson Wright PLLC
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Dickinson Wright PLLC is included in Exhibit 5
24	Power of Attorney is included on the signature pages of the registration statement

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth and the State of Michigan on June 26, 2015.

ROFIN-SINAR TECHNOLOGIES INC.

By     /s/ Gunther Braun
Günther Braun
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas Merk and Ingrid Mittelstaedt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him, and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 25, 2015.

Signature	Title	Date
/s/ Peter Wirth Peter Wirth	Chairman of the Board	June 25, 2015
/s/ Günther Braun Günther Braun	President and Chief Executive Officer (Principal Executive Officer)	June 25, 2015
/s/ Ingrid Mittelstaedt Ingrid Mittelstaedt	Chief Financial Officer	June 25, 2015
/s/ Ralph Reins Ralph Reins	Director	June 25, 2015
/s/ Gary Wills Gary Willis	Director	June 25, 2015
/s/ Daniel Smoke Daniel Smoke	Director	June 25, 2015
/s/ Stephen Fantone Stephen Fantone	Director	June 25, 2015
/s/ Carl Baasel Carl Baasel	Director	June 25, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1
Certificate of Incorporation of the Company and Form of Certificate of Amendment thereto (incorporated by reference to the exhibits filed with the Company’s Registration Statement on Form S-1, File No. 333-09539, which was declared effective on September 25, 1996)

4.2
By-Laws of the Company, As Amended Through November 29, 2011 (incorporated by reference to the exhibits filed with the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 29, 2011.)

4.3
Specimen Common Stock Certificate (incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-1, File No. 333-09539, which was declared effective on September 25, 1996).

4.4	2015 Incentive Stock Plan
4.5	Form of Non-Qualified Stock Option Agreement under the 2015 Incentive Stock Plan
4.6	Form of Incentive Stock Option Agreement under the 2015 Incentive Stock Plan
5	Opinion of Counsel, Dickinson Wright PLLC
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Dickinson Wright PLLC is included in Exhibit 5
24	Power of Attorney is included on the signature pages of the registration statement